UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2025

ADT Inc

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38352	47-4116383
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Yamato Road
Boca Raton, Florida		33431
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 561 988-3600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ADT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Operating and Customer Officer

On March 25, 2025, ADT Inc. (the “Company”) announced the appointment of Fawad Ahmad to serve as the Company’s Executive Vice President and Chief Operating and Customer Officer, effective April 14, 2025 (the “Effective Date”). As previously disclosed in the Form 8-K filed by the Company on March 11, 2025, Donald Young is expected to retire from his role of Executive Vice President and Chief Operating Officer on June 6, 2025 (the “Retirement Date”), and during the period beginning on the Effective Date and ending on the Retirement Date, the duties and responsibilities of Mr. Young associated with the Chief Operating Officer role will be transitioned to Mr. Ahmad.

Mr. Ahmad, age 49, brings more than 20 years of diversified experience building global products and leading teams in strategy, innovation, customer experience, business growth, and technology. Most recently, Mr. Ahmad served as Chief Strategy & Transformation Officer at State Farm Mutual Automobile Insurance Company (“State Farm Auto”), a property and casualty insurance provider that, with its affiliates, is the largest provider of auto and home insurance in the United States. State Farm Auto’s wholly-owned subsidiary, State Farm Fire & Casualty Company, is an affiliate of the Company and currently owns 15.5% of the Company’s outstanding common stock and class B common stock, in the aggregate. Mr. Ahmad joined State Farm Auto in 2016 as Vice President of Digital, was promoted to Senior Vice President - Digital and Customer Experience in 2017, and became State Farm Auto’s Chief Digital Officer in 2019, a role he held until assuming his most recent position at State Farm Auto in 2024. Before joining State Farm Auto, from 2013 to 2016 Mr. Ahmad held leadership roles at Staples Inc., an industry leader in workspace products, including General Manager of Global Omnichannel Product and Strategy. Prior to Staples, Mr. Ahmad held the role of General Manager of the North America Core Shipping Platform at eBay Inc., a global commerce leader, where he was responsible for leading the function’s strategy, operations, and strategic partnerships. Mr. Ahmad also currently serves on the board of directors of Radian Group, a provider of financial guaranty insurance, including as a member of Radian's Governance and Risk Committees. Mr. Ahmad received a BS in Marketing from Southeastern University in Karachi, Pakistan and a JD from Thomas Jefferson School of Law.

In connection with his appointment, Mr. Ahmad will be party to the Company’s standard indemnification agreement for executive officers and will receive: (i) an annualized base salary of $600,000; (ii) a one-time sign-on bonus of $500,000; (iii) eligibility to participate in the Company’s annual incentive plan for 2025, prorated based on the Effective Date, with a cash bonus target of 100% of annual salary and based on the Company’s financial performance and Mr. Ahmad's individual contribution; (iv) eligibility to participate, beginning in 2026, in the Company’s long-term incentive program, with such annual equity award to have a grant date value of $1,000,000; (v) a one-time sign-on award of restricted stock units, vesting in equal increments over a three-year period, with a grant date value of $2,500,000; and (vi) eligibility to participate, on the same basis as other senior executives of the Company, in the Company’s benefit plans, relocation policy and severance plan.

There have been no other transactions since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Ahmad or any member of his immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. There are also no arrangements or understandings between Mr. Ahmad and any other person pursuant to which Mr. Ahmad was selected as Executive Vice President and Chief Operating and Customer Officer, and there are no family relationships between Mr. Ahmad and any of the Company’s directors or executive officers.

A copy of the press release announcing the appointment of Mr. Ahmad as Executive Vice President and Chief Operating and Customer Officer is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press Release, dated March 25, 2025 announcing Mr. Ahmad’s appointment.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADT Inc.

Date:	March 25, 2025	By:	/s/ Noah Allen
Noah Allen Vice President, Deputy General Counsel and Assistant Secretary